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                                                                     EXHIBIT 6.6

                               LICENSE AGREEMENT

      This License Agreement is made as of the 15th day of January, 2000 by and between IWM Proprietary, Ltd. a company organized and existing under the laws of Australia ("Proprietary"), and InterGlobal Waste Management, Inc., a California corporation ("IWM"), with reference to the following facts:

      WHEREAS, Proprietary currently owns the right, title and interest to intangible and intellectual property rights in and to certain technology to treat wastewater from intensive animal industries, commonly known as the Bioloc Technology (the "Property"); and

      WHEREAS, Proprietary and IWM are affiliated companies, in that there is a substantial overlap in the holders of the common stock of the two companies; and

      WHEREAS, Proprietary and IWM have agreed that the Property may most profitably and effectively be exploited by IWM, as opposed to Proprietary, for a variety of reasons, including future capitalization and human resources;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. All rights to exploit and use the Property, including all rights to sublicense rights to the Property, are hereby licensed in perpetuity by Proprietary to IWM, without warranty, express or implied, including but not limited to warranties as to fitness for a particular use, merchantability, or otherwise. The license granted hereby is intended to encompass all rights in and to the Property, including but not necessarily limited to all tangible and intangible rights, know-how, trade secrets, and patent rights, so that IWM will be able to exploit and

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utilize the Property as if it is the full fee owner of the Property. In this regard, Proprietary agrees to execute any assignment or other similar document transferring in fee any right, title or interest in the Property to IWM.

     2. In consideration of the license granted hereby, IWM shall pay to Proprietary all sums necessary for the compensation of Thomas Williams, Jim Stracker, Veronica Slizankiewicz, Andrew Herd and Spunboa, Ltd. (Neil Barr), as well as all costs and expenses incurred by Proprietary in connection with research and development of the Property, at the discretion of the President of IWM. In the event that IWM directly employs any of the individuals named herein, the obligation shall cease with respect to the compensation of each such employee.

     3. This License Agreement shall be governed by the laws of the State of California, and any action to enforce or interpret the terms hereof shall lie only in the State or Federal Courts of Los Angeles County, California.

     IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the date first above written.


                                   IWM PROPRIETARY, LTD

                                   By:
                                      -----------------------
                                        Thomas Williams
                                        Director

                                   INTERGLOBAL WASTE MANAGEMENT, INC.

                                   By:
                                      -----------------------
                                        Harold Katerksy
                                        Chairman of the Board